UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 1, 2012

DexCom, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51222	33-0857544
(Commission File Number)	(IRS Employer Identification No.)

6340 Sequence Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 200-0200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 1, 2012, DexCom, Inc. (“DexCom”) entered into a loan and security agreement (the “Loan Agreement”) with Silicon Valley Bank and Oxford Finance, LLC (the “Lenders”) that provides for (i) a $15 million revolving line of credit (“Revolving Line”) and (ii) term loans of up to $20 million in total principal amount (the “Term Loans”). The proceeds from the Revolving Line and Term Loans are to be used for general corporate purposes. The Revolving Line bears an interest rate equal to the prime rate plus 0.5% and requires repayment of principal and any accrued and unpaid interest on the maturity date of November 1, 2015. With respect to the Term Loans, $7 million is to be advanced under the Term Loan in November 2012 and up to $13 million in additional Term Loans will be available upon our request from June 1, 2013 to September 30, 2013, subject to customary conditions. The Term Loans bear interest at a fixed interest rate equal to the three-year treasury rate at the time of advance plus 6.94% and requires payment of interest only for the first year and amortized payments of interest and principal thereafter through the maturity date of November 1, 2016. The borrowings under the Loan Agreement are secured by a first priority security interest in substantially all of our assets other than intellectual property, and we have agreed not to grant other lenders a security interest in our intellectual property.

The Loan Agreement contains customary representations and warranties and affirmative and negative covenants. The Loan Agreement requires that DexCom satisfy at least one of the following financial covenants at all times during the term of the Loan Agreement:

(1) Revenue: generate Revenues (as defined in the Loan Agreement) equal to or greater than $103,000,000 for the year ended December 31, 2013 (the “Baseline Revenue Amount”). Each calendar year thereafter during the term of the Loan Agreement, the Baseline Revenue Amount will be increased by 15%. The Revenue Covenant will be measured on a trailing three-month basis and tested monthly in accordance with the terms of the Loan Agreement.

(2) Adjusted Quick Ratio: maintain a ratio of unrestricted cash and cash equivalents plus availability under the Revolving Line to all payment obligations owing from Borrower to Lenders of not less than 1.25:1.00;

(3) Fixed Charge Ratio: maintain a Fixed Charge Coverage Ratio (as defined in the Loan Agreement) of not less than 1.50 to 1.00 for six consecutive months.

If DexCom satisfies any one of these three covenants for any period, it is not required to satisfy any of the other covenants in that period.

The Loan Agreement contains customary events of default, including, among others: non-payment of principal, interest or other amounts when due; inaccuracy of representations and warranties; violation of covenants; cross-defaults with certain other indebtedness; certain undischarged judgments; bankruptcy, insolvency or inability to pay debts. Upon the occurrence and during the continuance of an event of default, the Lenders may terminate the Loan Agreement and declare the loans and all other obligations under the Loan Agreement immediately due and payable.

The description of the Loan Agreement contained herein is qualified in its entirety by reference to the Loan Agreement, a copy of which will be filed as an exhibit to the Company’s next annual report on Form 10-K.

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On November 1, 2012, DexCom issued a press release announcing its financial results for the quarter ended September 30, 2012 and certain other information. This press release has been furnished as Exhibit 99.01 to this report and is incorporated herein by this reference.

The information in this Item 2.02, including Exhibit 99.01 hereto, is furnished pursuant to Item 2.02 of Form 8-K, and is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. The information contained herein and in the accompanying exhibit is not incorporated by reference in any filing of DexCom under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

Reference is made to the disclosure in Item 1.01 above.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Number	Description

99.01	Press release dated November 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEXCOM, INC.

By:	/s/ Jess Roper
Jess Roper
Chief Financial Officer

Date: November 1, 2011

Exhibit Index

Number	Description

99.01	Press release dated November 1, 2012.